UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 19, 2017

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 19, 2017 (the “Effective Date”), the Board of Directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”) appointed Richard N. Spivey, Pharm.D., Ph.D. to the Board, effective immediately. Dr. Spivey will serve as a Class III director of the Company, to hold office until the Company’s 2017 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. The Board has determined that Dr. Spivey satisfies the applicable independence requirements of the NASDAQ Listing Rules.

Dr. Spivey, age 67, has significant experience in research and development at leading global pharmaceutical companies. Dr. Spivey currently serves as a scientific advisor to the pharmaceutical industry. From 2010 to 2015, Dr. Spivey served as senior vice president of global regulatory affairs at Allergan, plc, a publicly traded biopharmaceutical company. During his tenure, he was responsible for pharmaceuticals, including the approvals of Botox and Ozurdex, and medical devices. From 2002 to 2010, Dr. Spivey worked with Meda AB, a pharmaceutical company, after the acquisition of MedPointe Pharmaceuticals, serving as chief scientific officer and head of research and development for both. Earlier in his career, Dr. Spivey worked for Pharmacia Corporation (now Pfizer, Inc.), a pharmaceutical company, Schering-Plough Corporation (now Merck & Co.), a pharmaceutical company, Parke-Davis/Warner-Lambert (now Pfizer, Inc.), a pharmaceutical company, and Boots Pharmaceuticals, Inc., a pharmaceutical company. Dr. Spivey also serves as a member of the board of directors of Inotek Pharmaceuticals Corporation, a publicly traded biopharmaceutical company, where he is chairman of the nominating and governance committee, since 2015. Dr. Spivey earned a Ph.D. in Pharmacy Administration from the University of Minnesota and a Pharm.D. from the University of Southern California.

On the Effective Date, in connection with his appointment to the Board, Dr. Spivey was granted an initial equity award valued at $250,000, split equally in value between options and restricted stock units. The number of options and restricted stock units awarded to Dr. Spivey were determined based on the closing price of the Company’s common stock on NASDAQ on the Effective Date. One-third of the shares subject to the options and restricted stock units vest and become exercisable on each anniversary of the Effective Date, subject to Dr. Spivey’s continued service to the Company on each such vesting date.

As a non-employee director, Dr. Spivey will receive compensation in the same manner as the Company’s other non-employee directors, including an annual equity award. Additionally, the Company and Dr. Spivey will enter into an indemnification agreement in substantially the same form that the Company has entered into with each of the Company’s existing directors. The form of such indemnification agreement was previously filed by the Company as an exhibit to its Registration Statement on Form S-1 (File No. 333-197133) filed with the Securities and Exchange Commission.

Dr. Spivey was also appointed the chairman of the nominating and governance committee of the Board and appointed to the audit committee of the Board. The Board has determined that Dr. Spivey satisfies all applicable requirements to serve on such committees.

There are no arrangements or understandings between Dr. Spivey and any other persons pursuant to which he was appointed as a member of the Board. There are no family relationships between Dr. Spivey and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Spivey and the Company.

The Company plans to notify the NASDAQ Stock Market that, as a result of Dr. Spivey’s appointment to the Board and audit committee, the Company has regained compliance with NASDAQ Listing Rule 5605(b)(1), which requires that the majority of the board be composed of independent directors, and NASDAQ Listing Rule 5605(c)(2)(A), which requires that the audit committee of the Board be comprised of at least three directors who meet certain independence and other requirements.

Item 7.01 Regulation FD Disclosure.

On April 20, 2017, the Company issued a press release (the “Appointment Press Release”) announcing the Board’s appointment of Dr. Spivey to the Board, as chairman of the nominating and governance committee of the Board, and as a member of the audit committee of the Board. A copy of the Appointment Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Appointment Press Release, dated April 20, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2017	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Leone Patterson
Leone Patterson, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Appointment Press Release, dated April 20, 2017.